As filed with the Securities and Exchange Commission on December 1, 2011
Registration No. 333-147004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933

Encore Energy Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-8456807 (I.R.S. Employer Identification Number)

5847 San Felipe, Suite 3000
Houston, Texas 77057
 (Address of Principal Executive Offices)

ENCORE ENERGY PARTNERS GP LLC LONG-TERM INCENTIVE PLAN

 (Full Title of the Plan)

Name, Address and Telephone	Copy of Communications to:
Number of Agent for Service:

Richard A. Robert Vanguard Natural Gas, LLC 5847 San Felipe, Suite 3000 Houston, Texas 77057 Phone (832) 327-2255	Stephen M. Gill Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Encore Energy Partners LP (“ENP”) on Form S-8 (File No. 333-147004) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on October 29, 2007 (the “Registration Statement”), which registered 1,150,000 common units representing limited partner interests in ENP (“ENP Common Units”) under the Encore Energy Partners GP LLC Long-Term Incentive Plan.

On December 1, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 10, 2011, by and among Vanguard Natural Resources, LLC (“Vanguard”), Vanguard Natural Gas, LLC (“VNG”), Vanguard Acquisition Company, LLC (“MergerCo”), ENP and Encore Energy Partners GP LLC, MergerCo merged with and into ENP, with ENP surviving the merger as a wholly-owned subsidiary of VNG, Vanguard’s operating company (the “Merger”).  Under the Merger Agreement, each outstanding ENP Common Unit, other than those owned by VNG, was converted into the right to receive 0.75 common units representing limited liability company interests in Vanguard.  Any fractional units will be paid in cash.

As a result of the Merger, ENP has terminated any and all offerings of its ENP Common Units pursuant to the Registration Statement.  Accordingly, ENP hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by ENP in Part II the Registration Statement to remove from registration, by means of a post-effective amendment, any ENP Common Units that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all ENP Common Units registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of December, 2011.

ENCORE ENERGY PARTNERS LP By: Encore Energy Partners GP LLC, its General Partner
By:	/s/ Scott W. Smith
Scott W. Smith
President and Chief Executive Officer

Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 1st day of December, 2011.

Signature	Title

/s/ Scott W. Smith	President, Chief Executive Officer and Director
Scott W. Smith

/s/ Richard A. Robert	Executive Vice President, Chief Financial Officer and Director
Richard A. Robert

/s/ Douglas Pence	Vice President of Engineering and Director
Douglas Pence

/s/ W. Timothy Hauss	Operations Manager and Director
W. Timothy Hauss

/s/ David Baggett	Director
David Baggett

/s/ John E. Jackson	Director
John E. Jackson

/s/ Martin G. White	Director
Martin G. White